UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 23, 2009 (October 22, 2009)

Nyer Medical Group, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number: 000-20175

Florida	01-0469607
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

13 Water Street, Holliston, MA 01746
 (Address of principal executive offices, including zip code)

(508) 429-8506
 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Asset Purchase Agreement

On October 22, 2009, D.A.W., Inc. (“DAW”), a wholly-owned subsidiary of Nyer Medical Group, Inc. (“Nyer”), and Nyer entered into an Asset Purchase Agreement (the “WAG Agreement”) with Walgreen Eastern Co., Inc., a New York corporation (“WAG”), for the sale of a substantial portion of DAW’s operating assets, including prescription files and inventory of a total of 12 neighborhood pharmacies which includes the assignment of eight leases (the “Acquired Assets”), for a purchase price, subject to certain adjustments, of $12.0 million plus up to $5.75 million of qualifying inventory and $1.1 million of operating equipment (the “WAG Transaction”).

DAW, Nyer and WAG made customary representations, warranties and covenants in the WAG Agreement.  In addition, DAW and Nyer agreed that, for a period of three years, they would refrain (and cause their current controlled affiliates to refrain) from competing within a certain area of the pharmacies whose assets were included in the Acquired Assets, with certain exceptions set forth in the WAG Agreement.

The parties have agreed to indemnify each other against certain losses, including losses for breaches of representations, warranties and covenants.  Each of DAW’s and Nyer’s indemnification obligations begin at an aggregate of $50,000 and are limited to a total of $1,200,000 or, with respect to the inaccuracy of certain fundamental representations, $4,000,000.  Further, DAW’s and Nyer’s indemnification obligations terminate 90 days following the closing date, with certain exceptions, including an extension of the indemnification period for up to 12 months for claims related to certain representations and 3 years for claims related to noncompetition covenants.  WAG agrees to indemnify DAW and Nyer for its breach of the WAG Agreement for a period of 12 months, except in certain circumstances set forth in the WAG Agreement, and its indemnification obligations are for an unlimited amount.

DAW, Nyer and WAG can terminate the WAG Agreement in certain specified instances, as provided in the WAG Agreement.  If the closing does not occur and Nyer or DAW enters into an alternative transaction under certain conditions specified in the WAG Agreement, DAW would owe to WAG a breakup fee in the amount of $300,000 and reimbursement of actual out-of-pocket expenses in an amount up to $200,000.

The completion of the WAG Transaction is subject to certain closing conditions set forth in the WAG Agreement, including the approval of the WAG Transaction at a special meeting of Nyer’s shareholders which is expected to be held on or about December 15, 2009 (the “Special Meeting”).

Nyer’s Board of Directors engaged Newbury Piret Companies, Inc. (“Newbury Piret”) as financial advisor to evaluate the WAG Transaction.  The Board of Directors of Nyer and DAW (the “Boards”) unanimously approved the WAG Transaction. In approving the WAG Transaction, the Boards considered the depressed market price of the stock, the historically low trading volume and volatility of bid prices; market pressures on margins and operating costs that would have an adverse effect on the operating results of the pharmacies, a fairness opinion from Newbury Piret and other considerations.

The foregoing description of the WAG Agreement is qualified in its entirety by reference to the full text of the WAG Agreement, a copy of which is attached hereto as Exhibit 2.1 to this Current Report on Form 8-K and incorporated herein.

Stock Purchase Agreement

On October 23, 2009, Nyer and DAW entered into a Transaction Agreement (the “DAW Stock Agreement”) with certain management investors named therein (the “Investors”) for the sale of the stock of DAW, under which Nyer will receive a benefit of $1,500,000 after giving effect to liabilities to be retained by DAW (the “DAW Stock Transaction”).

DAW and Nyer made customary representations, warranties and covenants in the DAW Stock Agreement.  In addition, DAW and Nyer agreed, on the terms set forth in the DAW Stock Agreement, not to solicit or encourage any alternative sale transactions.

DAW, Nyer and the Investors can terminate the DAW Stock Agreement in certain specified instances, as provided in the DAW Stock Agreement.  If the closing does not occur and Nyer and DAW enter into an alternative transaction under certain conditions specified in the DAW Stock Agreement, DAW and Nyer would owe to the Investors a breakup fee in the amount equal to the actual out-of-pocket expenses, including attorneys’ fees, incurred by the Investors in connection with the DAW Stock Transaction.

The completion of the DAW Stock Transaction is subject to certain closing conditions set forth in the DAW Stock Agreement, including the approval of the DAW Stock Transaction at the Special Meeting and the approval and closing of the WAG Transaction.

The DAW Stock Transaction was reviewed by a special committee of the Board of Directors of Nyer comprised of independent directors (the “Special Committee”). The Special Committee engaged Newbury Piret to evaluate the DAW Stock Transaction. The DAW Stock Transaction was unanimously approved by the Special Committee and recommended to the Boards by the Special Committee. The Boards also unanimously approved the DAW Stock Transaction. In approving the DAW Stock Transaction, the Special Committee and the Boards considered the fact that substantially all of the assets of DAW would be sold to WAG under the WAG Agreement, the lack of interest by WAG in the assets subject to the DAW Stock Agreement, a fairness opinion from Newbury Piret and other considerations.

The foregoing description of the DAW Stock Agreement is qualified in its entirety by reference to the full text of the DAW Stock Agreement, a copy of which is attached hereto as Exhibit 2.2 to this Current Report on Form 8-K and incorporated herein.

The WAG Agreement and DAW Stock Agreement (the “Agreements”) have been included to provide investors with information regarding their terms. It is not intended to provide any other factual information about Nyer or DAW. The representations, warranties and covenants contained in the Agreements were made only for purposes of such agreements and as of the specific dates therein, were solely for the benefit of the parties to such agreements, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Agreements. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the agreements instead of establishing those matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third party beneficiaries under the Agreements and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Nyer, DAW or any other party to the Agreements. Moreover, information concerning the subject matter of the representations and warranties may change after the dates of the Agreements, which subsequent information may or may not be fully reflected in Nyer’s public disclosures.

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
Item 8.01 Other Events.

In conjunction with the WAG Transaction and the DAW Stock Transaction, the Board of Directors of Nyer approved the liquidation and dissolution of Nyer pursuant to a Plan of Dissolution (the “Plan of Dissolution”). Implementation of the Plan of Dissolution is subject to obtaining shareholder approval of the WAG Transaction, the DAW Stock Transaction and the Plan of Dissolution (the “Transactions”) at the Special Meeting. Upon shareholder approval of the Transactions and the closing of the WAG Transaction and the DAW Stock Transaction, Nyer intends to proceed with the orderly wind down and dissolution of Nyer pursuant to the Plan of Dissolution.

The Board of Directors of Nyer has also authorized Nyer’s officers to cause the common stock of Nyer to be delisted from the Nasdaq Stock Market following the closing of the WAG Transaction.

A copy of the press release, dated October 23, 2009, announcing the WAG Transaction, the DAW Stock Transaction and the Plan of Dissolution is attached hereto as Exhibit 99.1.

Additional Information and Where to Find It

In connection with the proposed transactions, Nyer Medical Group, Inc. ("Nyer") will file a proxy statement and other relevant documents with the Securities and Exchange Commission (“SEC”). NYER SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE AS IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTIONS  AND RELATED MATTERS.  NYER SHAREHOLDERS WILL HAVE ACCESS TO FREE COPIES OF THE PROXY STATEMENT (WHEN AVAILABLE) AND OTHER DOCUMENTS FILED WITH THE SEC BY NYER THROUGH THE SEC WEBSITE AT WWW.SEC.GOV. THE PROXY STATEMENT AND RELATED MATERIALS MAY ALSO BE OBTAINED FOR FREE (WHEN AVAILABLE) FROM NYER BY DIRECTING A REQUEST TO: NYER MEDICAL GROUP, INC., 13 WATER STREET, HOLLISTON CORPORATION, MASSACHUSETTS 01746, ATTENTION: CHIEF EXECUTIVE OFFICER, TELEPHONE: (508) 429-8506.

Nyer and its directors and executive officers and other members of management and employees may be deemed to participate in the solicitation of proxies in respect of the proposed transactions. Information regarding Nyer's directors and executive officers is available in Nyer's annual report on Form 10-K for the year ended June 30, 2009, which was filed with the SEC on September 28, 2009. Additional information regarding the interests of such potential participants will be included in the proxy statement and the other relevant documents filed with the SEC when they become available.

Item 9.01  Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit
Number	Exhibit Description
2.1	Asset Purchase Agreement, dated as of October 22, 2009, among Walgreen Eastern Co., Inc., D.A.W., Inc. and Nyer Medical Group, Inc.
2.2	Transaction Agreement, dated as of October 23, 2009, among, D.A.W., Inc., Nyer Medical Group, Inc. and certain management investors listed therein
99.1	Press Release of Nyer Medical Group, Inc. dated October 23, 2009

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nyer Medical Group, Inc.

Date: October 23, 2009	By:	/s/ Mark A. Dumouchel
Mark A. Dumouchel
President and Chief Executive Officer